Exhibit 99.1

Verisk Analytics to Acquire MediConnect Global —

Acquisition Will Enhance Healthcare Solution Set

JERSEY CITY, N.J., March 23, 2012 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, announced today it has signed an agreement to acquire MediConnect Global, Inc., a leading provider of proprietary systems and services that facilitate the aggregation and analysis of medical records. Based in Sandy, Utah, MediConnect has a repository of nearly 10 million medical records that are digitized, indexed, and securely hosted online. The acquisition will further advance Verisk’s position as a major provider of data, analytics, and decision support solutions in the healthcare industry.

MediConnect uses custom-built proprietary technology to deliver medical records from facilities and provider locations across six continents. The company’s clients access the clinical data through a cloud-based workflow management system. MediConnect also offers scheduling, retrieval, review, data validation, and analytics.

“MediConnect has developed unique solutions for health plans to meet critical regulatory requirements, evaluate quality of care, and enhance the efficiency of reporting and analytics,” said Frank Coyne, chairman and chief executive officer of Verisk Analytics. “We believe MediConnect’s capabilities and extensive clinical data repository will align naturally with our Verisk Health solutions, particularly Medicare Advantage revenue management and the Healthcare Effectiveness Data and Information Set (HEDIS), creating a more comprehensive offering for our clients and incremental revenue opportunities for our enterprise.”

“We’re very excited to join forces with Verisk,” said Amy Rees Anderson, chief executive officer of MediConnect. “The merger will provide our customers with industry-leading, comprehensive health data and analytics from a single source. Combining MediConnect’s innovative systems and services with Verisk’s extensive data analytics will provide a turnkey solution that will transform the way the healthcare industry manages medical costs and improves the quality of care.”

The net purchase price is $348.6 million. As part of the transaction, Verisk expects to realize approximately $25 million in tax and positive working capital benefits. The transaction is expected to close in March 2012, subject to the completion of customary closing conditions, including receipt of MediConnect shareholder and regulatory approvals. Verisk will use cash on hand and available capacity under its revolving credit facility to fund the purchase. The transaction is expected to be accretive to adjusted EPS in 2012.

Amy Rees Anderson, who has headed MediConnect since 2004, will continue to lead the company. Under Rees Anderson’s leadership, MediConnect grew significantly and currently counts among its many clients four of the five leading health insurers in the United States, based on covered lives.

Verisk’s management team will host a live audio webcast on Monday, March 26, 2012, at 9:00 a.m. Eastern daylight time (6:00 a.m. Pacific daylight time) to discuss the acquisition. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com/. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

About MediConnect Global, Inc.

MediConnect Global, Inc. (www.mediconnect.net) is a worldwide leader in innovative medical record retrieval, digitization, and management for organizations and individuals. As one of the largest cloud-based health information exchanges, MediConnect uses patented delivery processes to help organizations turn inefficient processes into centralized web-based workflows that increase project transparency and dramatically reduce time and cost. The company is equally committed to empowering individuals to take control of their own healthcare, which begins with ownership of the information found on their medical records. All MediConnect users benefit from the nearly 10 million medical records that are digitized, indexed, and securely hosted online. All MediConnect products and services feature strong HIPAA standards-based security.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Contact:

Media Rich Tauberman MWW Group (for Verisk Analytics) 202-600-4546 rtauberman@mww.com	Investor Relations Eva Huston Treasurer and Head of Investor Relations Verisk Analytics, Inc. 201-469-2142 eva.huston@verisk.com